UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 4, 2004

THE NEPTUNE SOCIETY, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-31182	59-2492929

(Commission file number)	(I.R.S. Employer Identification No.)

4312 Woodman Avenue, Third Floor
Sherman Oaks, California 91423

(Address of Principal Executive Offices and Zip Code)

Telephone (818) 953-9995

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 5.  Other Events

On February 4, 2004, The Neptune Society, Inc. entered into an arrangement with National Guardian Life Insurance Company, a Wisconsin mutual insurance company. Under the arrangement, the Company received approximately $1.9 million as a marketing allowance in connection with the purchase of group life insurance coverage for fully paid members of certain of its pre-need trusts in California.

National Guardian Life Insurance Company is the parent company of the NGL Group, which is licensed in 47 States and the District of Columbia. The company specializes in senior and pre-need life insurance, as well as critical illness products. It has A.M. Best A- (Excellent) rating. NGL currently has $5.8 billion in individual life insurance in force.

Under a separate arrangement, the Company received approximately $700,000 in marketing allowances in connection with the transfer of other pre-need trusts in Florida and Washington State to Forethought Federal Savings Bank, a member of The Forethought Group. The parent company of The Forethought Group is Hillenbrand Industries Inc., a major deathcare industry company listed on the New York Stock Exchange. The Forethought Group has in excess of $3 billion in assets under management.

Earnings before tax for 2004 will be increased by $1,900,000, with no material effect on the net income of future years projected from this transaction. The Company will periodically review the opportunities for similar transactions with respect to new pre-need business for so long as interest rates continue at historically low levels and there are benefits identified for both pre-need contract holders and ourselves.

Proceeds from the above transaction is anticipated to be used by the Company to make a prepayment of $1.2 million in reduction of its 13% Series Debentures outstanding, with the balance of $1.4 million added to working capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

THE NEPTUNE SOCIETY, INC.

Date: February 19, 2004
/s/ Marco Markin
Marco Markin Chief Executive Officer and Director